Exhibit 99.1


         Medical Staffing Network Holdings to Present at Harris Nesbitt
                       Healthcare Staffing Day Conference


     BOCA RATON, Fla.--(BUSINESS WIRE)--March 21, 2006--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, announced today that Kevin Little, president of Medical Staffing Network Holdings, Inc., will give a presentation on Wednesday, March 29, 2006, at 11:15 a.m., Eastern Time, at the Harris Nesbitt Healthcare Staffing Day Conference being held in New York City.
     The Company also announced that a live broadcast of its conference presentation will be available on Wednesday, March 29, 2006, at 11:15 a.m., Eastern Time. To access the broadcast, as well as the Company's slide presentation for the conference, listeners should go to the Investor Relations section of the Company's website, http://www.msnhealth.com, approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. For those unable to hear the live broadcast, a replay will be available after the presentation for 30 days at the same website address.

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.


     CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
              Sean M. Kerrigan, 561-322-1317